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                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract or Certificate, whichever is applicable is hereby endorsed as follows:

1.       (a)    The Earned interest provision (if applicable) is deleted.

         (b) The Loan Account provision is added to or deleted and replaced in the Section, entitled Definitions or General Definitions, (whichever is applicable):

                LOAN ACCOUNT: An accounting device used to keep a record of loan activity. For each loan, an amount equal to the loan amount is transferred from the Investment Options in which the Individual Account is invested and is credited to the Loan Account. The Loan Account is then credited with interest at a rate which is not less than the Loan Interest Rate, less [2.5%], on an annual basis.

         These provisions become effective:

                For all loans issued on or after January 1, 2002.
                For all loans which provide for reamortization and were issued prior to January 1, 2002, on the first loan anniversary occurring in 2002.

2. FOR ALL LOANS WHICH ARE EFFECTIVE ON OR AFTER JANUARY 1, 2002, THE FOLLOWING LOAN PROVISIONS APPLY:

         LOAN EFFECTIVE DATE: The date Aetna's Home Office has received a loan request form and any other required forms in good order. [However, for loan requests received on the 29th, 30th or 31st of any calendar month that are otherwise in good order, the Loan Effective Date will be the first business day of the following month.]

         LOAN INTEREST RATE: The interest rate Aetna charges on a loan.

         MONTHLY AVERAGE CORPORATES: Moody's Corporate Bond Yield
         Average-Monthly Average Corporates published by Moody's Investor Service, or its successor, or a substantially similar average as may be allowed by law or regulation.

         The Section, entitled LOANS or LOAN VALUE (whichever is applicable), is deleted and replaced with the following:

         LOANS: During the Accumulation Phase, loans are granted (1) as permitted under applicable law; (2) subject to the terms and conditions of the loan agreement; and (3) in accordance with the following provisions:

         (a) AMOUNT AVAILABLE FOR LOAN: The amount available for loan is limited to the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value, (whichever is applicable) attributable to Participant contributions subject to any Plan vesting limits as determined by the Contract Holder or Owner (whichever is applicable), plus any additional amounts allowed by the Plan as determined by the Contract Holder or Owner (whichever is applicable). Amounts available from some Investment Options may be subject to limitations specified in the loan agreement. To obtain the requested loan amount, these limitations may require a transfer of funds from certain Investment Options. A Market Value Adjustment may apply to amounts transferred from the Guaranteed Accumulation Account (if applicable). The amount, if any, from the Fixed Plus Account (if applicable) may be subject to a default charge if the Participant defaults on the loan.

                For plans subject to ERISA, the minimum loan amount is $1,000. For plans not subject to ERISA, the minimum loan amount is defined in the loan agreement.

                The maximum loan amount is the lesser of:

                (1) Fifty percent (50%) of the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable), including the amount, if any, in the Loan Account, reduced by the amount of any outstanding loan balance on the Loan Effective Date; or

                (2) Fifty thousand dollars ($50,000) reduced by the highest outstanding loan balance for the preceding 12 months.

                The total amount of all outstanding loans cannot exceed $50,000.


E-LOANA(1/02)

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         (b)    LOAN INTEREST RATE:

                (1) FOR PLANS SUBJECT TO ERISA: Aetna will set a Loan Interest Rate on the first business day of each month. The interest rate will be equal to the Monthly Average Corporates for the calendar month beginning two months before the Loan Interest Rate is effective. The initial interest rate for each loan is the rate for the calendar month in which the Loan Effective Date occurs. The initial interest rate is effective for a period of time not less than three months and not more than one year. The period is specified in the loan agreement. For each subsequent period, the interest rate is adjusted if the new rate is at least 0.5% higher or lower than the current interest rate. Aetna will provide written notification of any change to the Loan Interest Rate.

                (2) FOR PLANS NOT SUBJECT TO ERISA: The Loan Interest Rate will not be greater than 8% on an annual basis.

         (c) LOAN REPAYMENT: A loan may be repaid as described in the loan agreement, or paid in full at any time.

         (d) PARTIAL WITHDRAWAL(S) WHILE A LOAN IS OUTSTANDING: The amount available for partial withdrawal while a loan is outstanding is equal to the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable), including the Loan Account, minus 125% of the outstanding loan balance.

         (e) FULL WITHDRAWAL WHILE A LOAN IS OUTSTANDING: When a full withdrawal is requested while a loan is outstanding, one of the following occurs:

                (1) If the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value, (whichever is applicable) available for distribution is sufficient to repay (a) the outstanding loan balance plus (b) any applicable Fixed Plus Account default charge, and (c) any applicable Withdrawal or Surrender Fee (whichever is applicable) due on the outstanding loan balance, that amount (the total of (a), (b), and (c)) minus the Loan Account balance, is deducted from the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable) and the loan is canceled. The outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution.

                (2) If the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable) available for distribution is not sufficient to repay (a) the outstanding loan balance plus (b) any applicable Fixed Plus Account default charge, and (c) any applicable Withdrawal or Surrender Fee (whichever is applicable) due on the outstanding loan balance, the withdrawal amount cannot exceed the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable), including the Loan Account, minus 125% of the outstanding loan balance and a full withdrawal cannot be made until the loan is repaid in full.

         (f) ELECTING AN ANNUITY OPTION WHILE A LOAN IS OUTSTANDING: Before all or any portion of the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable) is used to purchase Annuity payments, the Participant may repay any outstanding loan balance, or the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable) value is adjusted to cancel the loan as described in "Full Withdrawal While A Loan Is Outstanding" above.

         (g) DEATH OF THE PARTICIPANT WHILE A LOAN IS OUTSTANDING: If a death benefit claim is submitted for an Individual Account with an outstanding loan, the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable), including the amount of the Loan Account, is reduced by the amount of the outstanding loan balance before the death benefit amount is determined.


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         (h)    LOAN DEFAULT: If Aetna does not receive a loan payment when due, the entire outstanding loan balance will be in default, will be reported to the IRS on IRS Form 1099-R for the year that the default occurred and will be treated as follows:

                (1) If the amount of the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable) available for distribution is sufficient to repay (a) the outstanding loan balance plus
                      (b) any applicable Fixed Plus Account default charge, plus
                      (c) any Withdrawal or Surrender Fee (whichever is applicable) due on the outstanding loan balance, that amount is deducted from the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable); or

                (2) If the amount of the vested Individual Account Value or Reserve or Individual Account Reserve or Current Value (whichever is applicable) available for distribution is not sufficient to repay (a) the outstanding loan balance plus (b) any applicable Fixed Plus Account default charge, plus (c) any Withdrawal Fee or Surrender Fee (whichever is applicable) due on the outstanding loan balance, the Loan Account will continue to earn interest, and interest will continue to be charged on the defaulted amount until it is repaid in its entirety or until there is a sufficient amount in the Individual Account to repay the total amount due in (a), (b), and (c) above. This will generally be when the Participant reaches age 59 1/2 or separates from service.

Endorsed and made a part of the Contract and Certificate on January 1, 2002.

                                        /s/ Thomas J. McInerney




                                        President
                                        Aetna Life Insurance and Annuity Company


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